UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 12, 2013

Così, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, Suite 600; Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On November 12, 2013, the Board of Directors (the “Board”) of Così, Inc. (the “Company”), based on the unanimous recommendation of the Nominating/Corporate Governance Committee of the Board, appointed Michael Collins and Jean Birch to serve as directors of the Company effective immediately.  The appointment of Mr. Collins fills the vacancy in the class of Company directors whose terms expire at the 2016 annual meeting of stockholders of the Company, at which time Mr. Collins’ continued service as a director of the Company will be subject to renomination and stockholder approval.  The appointment of Ms. Birch fills the vacancy in the class of Company directors whose terms expire at the 2014 annual meeting of stockholders of the Company, at which time Ms. Birch’s continued service as a director of the Company will be subject to renomination and stockholder approval.  Mr. Collins and Ms. Birch were not appointed to serve on any committees of the Board.

Mr. Collins is currently a partner in the Chicago office of Bain & Company, Inc. a global management consulting firm, and currently serves as CFO.  He joined the firm in the Boston office in 1992, and moved to assist in starting the Chicago office in 1993.  From 2003 to 2010, Mr. Collins served as Managing Director of the Chicago Office.  From 2004 to 2010, he also served as Managing Director of the Toronto Office.  Mr. Collins is a member of Bain’s retail, consumer, and strategy practice areas.  During his management consulting tenure, Mr. Collins has worked in multiple industries, including retail, media and entertainment, consumer products, automotive, telecommunications and industrial products.  He has assisted clients in developing corporate, business unit and product strategies, and has worked with management teams to develop and execute growth strategies, evaluate acquisitions and divestitures, improve capabilities, and implement organizational change.  Since 2013, Mr. Collins has also been serving as a Member of the Board of Directors, Member of the Global Operating Committee, Member of the Compensation Committee, and Member of the Investment Committee.  Mr. Collins holds an M.B.A. from Harvard Business School and a B.B.A. with high honors in accounting from Loyola University, Chicago.

Ms. Birch is currently CEO and President of Birch Company, LLC, a specialized strategy and leadership consulting firm focused on the hospitality industry.  From June 2009 to August 2012, she was President of IHOP Restaurants.  From 2007 to 2009, Ms. Birch was an independent consultant at Birch Company, LLC.  From January 2005 to August 2007, she was president of Romano’s Macaroni Grill, and from August 2003 until January 2005, President of Corner Bakery Café, both divisions of Brinker International, Inc.  From 1991 to 2003, Ms. Birch held various roles with YUM Brands, including V. P. Operations for Taco Bell.  Since May 2013, she has served on the Board of the Children’s Miracle Network Hospitals, and since February 2013, she has served on the Board of the California Council for Economic Education.  Previously, Ms. Birch served on the Boards of Meals on Wheels Association of America Foundation and Women’s Foodservice forum.

Mr. Collins and Ms. Birch will participate in the Company’s standard director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual Board retainer of $10,000, an in-person Board meeting attendance fee of $2,000 per meeting and a telephonic Board meeting attendance fee of $1,000 per meeting.  In addition, such directors receive an automatic annual grant of restricted stock with a fair market value equal to $25,000 at the time of the award.  Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service as directors.

Accordingly, on November 12, 2013, Mr. Collins and Ms. Birch each were granted restricted shares of common stock of the Company having a fair market value determined as of November 12, 2013 equal to the pro rata portion of the automatic annual grant of $25,000 worth of restricted common stock each non-employee director receives pursuant to the Company’s Non-Employee Director Stock Incentive Plan.

In addition, each of Mr. Collins and Ms. Birch and the Company will enter into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Current Report on Form 8-K, dated December 18, 2008, and a form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 18, 2008, and is incorporated herein by reference.

The appointments of Mr. Collins and Ms. Birch were not pursuant to any arrangement or understanding between him or her, respectively, and any other person. In addition, neither Mr. Collins nor Ms. Birch is a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2013	Così, Inc.

	By:	/s/ Mark Demilio
Name: Mark Demilio
Title: Chairman of the Board